Blue Water Ventures International Launches Phase II of Business Model

FOR IMMEDIATE RELEASE

Jacksonville, FL - Blue Water Ventures International, Inc. (the “Company”)(OTC trading symbol “BWVI”) today announced the long awaited launch of Phase II of its operations and plans for its 2013 season exploration of shipwrecks on the east coast of Florida and several sites in Central America.  Additionally, the Company is exploring the feasibility of additional projects in Caribbean waters, including the Bahamas and Dominican Republic.  The Company is currently acquiring additional vessels and has assembled skilled crews to pursue these projects.  Its mission is to locate and recover artifacts and treasure from historic sunken ships, whose cargos offer vast material, intellectual, and social rewards.

About Blue Water Ventures International

BWVI is a historic shipwreck research and recovery company that locates and recovers lost treasures dated from pre-colonial times to our recent past.  During Phase I of its operations, it has recovered historical treasure and artifacts from the 1622 Spanish fleet carried by the galleon Nuestra Santa Margarita, that succumbed to hurricane force winds off the coast of Key West, Florida.   The Company located treasure from the Santa Margarita using state of the art technology and recovered an estimated $16 million in gold, silver and natural pearls along its widely dispersed shipwreck trail.  After splitting the treasure with its joint venture partner, the Company values its portion of this treasure at $6+ million.

CEO, Keith Webb stated that becoming a publicly traded company and the combined aspects of a successful 2013 dive season is exactly what we at BWVI have envisioned.

A portion of the Margarita treasure can be viewed at our website: www.BWVINT.com.

==================================================================

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on various assumptions and involve substantial risks and uncertainties, including, without limitation, those relating to our ability to successfully locate and salvage treasure sites and do so profitably, as well as many other factors which may or may not be beyond our control.  Valuations described are not necessarily indicative of GAAP audit accounting practices as required under SEC reporting requirements.

Blue Water Ventures International, Inc.
W. Keith Webb (904)215-7601
keith@bwvkw.com
Investor Relations
Source: BLUE WATER VENTURES INTERNATIONAL, INC.
Released: May 9, 2013